Exhibit 10

EXECUTION VERSION

$1,200,000,000

THREE-YEAR TERM LOAN CREDIT AGREEMENT

dated as of

December 29, 2017

Among

Campbell Soup Company

The Lenders Party Hereto

And

Credit Suisse AG, Cayman Islands Branch
as Administrative Agent

_____________________

Credit Suisse Securities (USA) LLC,
Merrill Lynch, Pierce, Fenner & Smith Incorporated,
PNC Capital Markets LLC
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

i

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE 5
COVENANTS

ARTICLE 6
DEFAULTS

SECTION 6.01.	Events of Default	34
SECTION 6.02.	Notice of Default	36

ARTICLE 7
THE ADMINISTRATIVE AGENT

ARTICLE 8
CHANGE IN CIRCUMSTANCES

ARTICLE 9
[RESERVED]

ARTICLE 10
[RESERVED]

ARTICLE 11
MISCELLANEOUS

COMMITMENT SCHEDULE

PRICING SCHEDULE

EXHIBIT A	-	Note
EXHIBIT B	-	Solvency Certificate
EXHIBIT C	-	Assignment and Assumption Agreement

THREE-YEAR TERM LOAN CREDIT AGREEMENT

THREE-YEAR TERM LOAN CREDIT AGREEMENT, dated as of December 29, 2017, among CAMPBELL SOUP COMPANY, the LENDERS party hereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1
Definitions

SECTION 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

"Acquired Business" means the Target, together with its Subsidiaries.

"Acquisition" means the acquisition by the Company, directly or indirectly through Merger Sub of the outstanding equity interests of the Target.

"Acquisition Agreement" means the Agreement and Plan of Merger, dated as of December 18, 2017 (as amended, modified, supplemented or waived solely in accordance with Section 3.02 hereof), by and among the Company, Merger Sub and the Target.

"Acquisition Agreement Representations" means the representations made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company (or one of its affiliates) has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement.

"Acquisition Consideration" means the aggregate amount of cash consideration payable in connection with the Acquisition (including the refinancing of certain indebtedness of the Acquired Business).

"Administrative Agent" means Credit Suisse AG, Cayman Islands Branch in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

"Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Lender.

"affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

"Agent Parties" has the meaning set forth in Section 5.01.

"Agreement" means this Three-Year Term Loan Credit Agreement, as the same may at any time be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

"Applicable Lending Office" means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro‑Dollar Loans, its Euro‑Dollar Lending Office.

"Approved Fund" means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

"Assignee" has the meaning set forth in Section 11.06(c).

"Assignment and Assumption Agreement" means an assignment and assumption agreement entered into by a Lender and an Assignee (with the consent of any Person as required by Section 11.06), in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"Bankruptcy Event" means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

"Base Rate" means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Euro-Dollar Rate for a one month Interest Period on such day (or if such day is not a Domestic Business Day, the immediately preceding Domestic Business Day) plus 1%; provided that, for the purpose of this definition, the Euro-Dollar Rate for any day shall be based on the Euro-Dollar Rate at approximately 11:00 A.M. London time on such day.

"Base Rate Loan" means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

"Base Rate Margin" has the meaning set forth in the Pricing Schedule.

"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Board of Directors" means the board of directors of the Company.

"Borrower Materials" has the meaning set forth in Section 5.01.

"Borrowing" has the meaning set forth in Section 1.03.

"Bridge Commitment Letter" means that certain Commitment Letter, dated as of December 18, 2017, among the Company, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and/or any other Persons that become party thereto relating to the Bridge Facility.

"Bridge Facility" means, if entered into by the Company, the Company's senior, unsecured bridge term loan credit facility in an aggregate principal amount not to exceed $5,000,000,000, the material terms and conditions of which are summarized in the Bridge Commitment Letter and the proceeds of which will be used to fund the Acquisition.

"Canadian Credit Agreement" means that certain Credit Agreement dated as of July 15, 2016 by and among Campbell Company of Canada, as borrower, the Company, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

"Canadian Insolvency Event" means the occurrence of any event under Section 6.1(j) or Section 6.1(k) of the Canadian Credit Agreement but only for so long as the Canadian Credit Agreement is a Restricted Agreement.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law" regardless of the date enacted, adopted, issued or implemented.

"Change of Control" means the occurrence of any of the following:

(1) the sale, conveyance, transfer or lease of the Company's properties and assets substantially as an entirety (other than by way of merger or consolidation) to any "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries;

(2) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company's Voting Stock, measured by voting power rather than number of shares;

provided that the consummation of any such transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company's Voting Stock immediately prior to such transaction or (y) no "person" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

"Change of Control Triggering Event" means (1) the Company's Public Rating is downgraded by each of the Ratings Agencies during the 60-day period (the "Trigger Period") commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Company's intention to effect a Change of Control (which Trigger Period will be extended so long as the Company's Public Rating is under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Company's Public Rating is rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Administrative Agent, in writing at the Company's request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

"Closing Date" means the first date on which the Acquisition is consummated and the conditions specified in Section 3.02 are satisfied (or waived in accordance with Section 11.05).

"Commitment" means (i) with respect to any Lender listed on the Commitment Schedule, the amount set forth therein opposite the name of such Lender under the heading "Commitment" and (ii) with respect to any Assignee or any financial institution which becomes a Lender pursuant to Section 11.06(c) or 2.20 the amount of the Commitment thereby assumed by it, in each case as such amount may from time to time be reduced pursuant to Section 2.08 or changed as a result of an assignment pursuant to Section 11.06(c).

"Commitment Schedule" means the Commitment Schedule attached hereto.

"Company" means Campbell Soup Company, a New Jersey corporation, and its successors.

"Company's 2015 Notes" means the global security issued in connection with those certain 3.300% senior notes due 2025, as filed with the Securities and Exchange Commission as Exhibit 4.2 to the Form 8-K on March 19, 2015.

"Company's 2017 Form 10-K" means the Company's annual report on Form 10-K for its fiscal year ended July 30, 2017, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

"Company's Latest Form 10-Q" means the Company's quarterly report on Form 10-Q for the quarter ended on October 29, 2017, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

"Company's Public Rating" means, at any time, (i) if the Company's 2015 Notes are outstanding at such time, the rating assigned to the Company's 2015 Notes by each of the Ratings Agencies and (ii) if the Company's 2015 Notes are not outstanding at such time, the rating assigned by each of the Ratings Agencies to the Company's unsecured long-term indebtedness without third-party credit support (or, if no such indebtedness is outstanding and so rated at such time, then the Company's corporate or corporate family rating, as applicable, from such Ratings Agencies).

"Consolidated Adjusted EBITDA" means, for any period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to:

(a) EBIT (including EBIT of any discontinued operations), plus

(b) without duplication and, other than with respect to clause (xi) below, solely to the extent deducted in calculating EBIT, the sum of (i) all amounts and expenses attributable to depreciation and amortization for such period, (ii) losses from dispositions of assets or liabilities outside of the ordinary course of business, (iii) any extraordinary, unusual or non-recurring charges or losses for such period, (iv) all costs, fees and expenses during such period related to any restructuring related costs (including, without limitation, any implementation costs, restructuring charges, related severance costs, retention bonuses, relocation expenses, expenses related to the closure of facilities and similar costs and expenses) and/or any costs, fees and expenses during such period related to any issuance of equity, recapitalization, reorganization, asset disposition, divestiture, sale of any business or division thereof, acquisition or Debt, (v) actual integration costs in relation to any consummated acquisition and all costs, fees and expenses incurred in connection with the Transactions, (vi) any pension, post-retirement and similar plan actuarial mark-to-market losses and/or curtailment or settlement charges, (vii) any loss on foreign exchange, swaps or similar forward contracts, in each case, relating to any acquisition or disposition, (viii) the effects of purchase accounting adjustments made in relation to any consummated acquisition, (ix) any impairment charges or asset write-offs, including impairment charges or asset write-offs related to intangible assets (including goodwill) and long-lived assets, (x) any amortization expense related to notes discounts and (xi) for any period ending during the first four fiscal quarters ending following the Closing Date, the amount of cost savings and synergies projected by the Company in good faith to be realized, net of realized gains, in connection with (x) the Acquisition and/or (y) the Acquired Business' "transformation program", in each case, within 12 months of the Closing Date, which cost savings and synergies shall be deemed to have been realized on the first day of such period; provided, that (1) such cost savings and synergies are reasonably identifiable, reasonably attributable to the Acquisition, reasonably supportable and certified by a Financial Officer of the Company in writing to the Administrative Agent, (2) the Company has initiated or will initiate within a period of time following the Closing Date that is reasonably anticipated to permit such cost savings and synergies to be realized within 12 months of the Closing Date appropriate actions to realize such cost savings and synergies and (3) the aggregate amount of cost savings and synergies added pursuant to this clause (b)(xi) shall not exceed $125,000,000 for any such period of four consecutive fiscal quarters, and minus

(c) without duplication, solely to the extent added in calculating EBIT, the sum of (i) gains from dispositions of assets or liabilities outside of the ordinary course of business for such period, (ii) any pension, post-retirement and similar plan actuarial mark-to-market gains and/or curtailment or settlement gains, (iii) any gain on foreign exchange, swaps or similar forward contracts, in each case, relating to any acquisition or disposition, (iv) any restructuring gains and (v) any extraordinary, unusual or non-recurring income or gains for such period.

"Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Net Debt to (b) Consolidated Adjusted EBITDA for the four fiscal quarter period ended as of such date.

"Consolidated Net Assets" means the total assets of the Company and its Consolidated Subsidiaries after deducting therefrom all current liabilities.

"Consolidated Net Debt" means, at any date, the third party Debt for borrowed money of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, net of unrestricted cash and cash equivalents of the Company and its Subsidiaries.

"Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

"Continuing Directors" means, as of any date of determination, any member of the  Board of Directors who (1) was a member of such Board of Directors on the Effective Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company's proxy statement in which such member was named as a nominee for election as a director).

"control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

"Covenant" means, with respect to any Restricted Agreement, any covenant contained therein (x) consisting of a financial ratio or financial test; (y) prohibiting, restricting or otherwise limiting the ability of the obligor thereunder (or any of its subsidiaries) to (1) merge, consolidate, sell or otherwise dispose of assets, (2) make investments or acquisitions, (3) grant Liens, (4) declare or pay dividends or make other distributions, (5) make any repurchases or redemptions of any capital stock, or (6) incur Debt; or (z) consisting of an event of default.

"Credit Exposure" means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate outstanding principal amount of its Loans at such time.

"Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all obligations (including all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (vii) all Debt of others Guaranteed by such Person.

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund any portion of its Loans within two Domestic Business Days of the date required to be funded or (ii) pay over to any Lender Party any other amount required to be paid by it hereunder within two Domestic Business Days of the date required to be paid, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent's receipt of such certification in form and substance satisfactory to it, or (d) has become (or has a Parent that has become) the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

"dollars" or "$" refers to lawful money of the United States of America.

"Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

"Domestic Inventory" means inventory owned by the Company or any Subsidiary and located in the United States.

"Domestic Lending Office" means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

"Domestic Receivables" means receivables of the Company or any Subsidiary which in the ordinary course of business are payable in the United States.

"EBIT" means earnings before interest and taxes of the Company and its Subsidiaries on a consolidated basis as reported by the Company on a quarterly basis determined in a manner consistent with GAAP.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Effective Date" means the date the Commitments become effective in accordance with Section 3.01.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean‑up or other remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

"ERISA Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term "ERISA Group" includes any Person who was, as to the time of such past event or period of time, a member of the "ERISA Group" within the meaning of the preceding sentence.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

"Euro‑Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

"Euro‑Dollar Lending Office" means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro‑Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro‑Dollar Lending Office by notice to the Company and the Administrative Agent.

"Euro‑Dollar Loan" means (i) a Loan which bears interest at the Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

"Euro-Dollar Margin" has the meaning set forth in the Pricing Schedule.

"Euro-Dollar Rate" means, with respect to any Euro-Dollar Borrowing for any Interest Period or any determination of the Base Rate pursuant to clause (c) of the definition thereof, the Euro-Dollar Screen Rate at approximately 11:00 a.m., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period; provided that if the Euro-Dollar Screen Rate shall not be available at such time for such Interest Period (an "Impacted Interest Period") then the Euro-Dollar Rate shall be the Interpolated Rate; provided, further that if the Euro-Dollar Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

"Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.17.

"Euro-Dollar Screen Rate" means, for any day and time, with respect to any Euro-Dollar Borrowing for any Interest Period or any determination of the Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Euro-Dollar Screen Rate determined pursuant to the foregoing shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

"Event of Default" has the meaning set forth in Section 6.01.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement and any regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer, controller or officer with similar responsibilities of the Company.

"Federal Funds Rate" means, for any day, the rate calculated by the NYFRB based on such day's federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Domestic Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means generally accepted accounting principles in the United States of America.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

"Group of Loans" or "Group" means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep‑well, to purchase assets, goods, securities or services, to take‑or‑pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term "Guarantee" used as a verb has a corresponding meaning.

"Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by‑products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

"Impacted Interest Period" has the meaning assigned to it in the definition of "Euro-Dollar Rate."

"Indemnitee" has the meaning set forth in Section 11.03(b).

"Interest Period" means with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Company may elect in the applicable Notice of Borrowing; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro‑Dollar  Business Day shall be extended to the next succeeding Euro‑Dollar  Business Day unless such Euro‑Dollar  Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro‑Dollar Business Day;

(b) any Interest Period which begins on the last Euro‑Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro‑Dollar  Business Day of a calendar month; and

(c) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"Interpolated Rate" means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Euro-Dollar Screen Rate) determined by the Administrative Agent to be equal to the rate that results from interpolating on a linear basis between: (a) the Euro-Dollar Screen Rate for the longest period (for which the Euro-Dollar Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Euro-Dollar Screen Rate for the shortest period (for which that Euro-Dollar Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

"Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by the Company.

"Joint Lead Arrangers and Joint Bookrunners" means Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Smith, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation's or any of its subsidiaries' investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and PNC Capital Markets LLC.

"Lender" means (i) a Person listed on the Commitment Schedule as having a Commitment or (ii) an Assignee.

"Lender Party" means the Administrative Agent or any other Lender.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.  For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Loan" means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

"Loan Document" means this Agreement, including without limitation, schedules and exhibits hereto and any agreements entered into in connection herewith, including amendments, modifications or supplements thereto or waivers thereof, any Notes and any other documents prepared in connection with this Agreement.

"Material Debt" means Debt (other than Loans) of the Company or a Subsidiary, arising in a single transaction or a series of related transactions, in an aggregate principal amount of $100,000,000 or more.

"Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

"Maturity Date" means the date that is three years after the Closing Date.

"Merger Sub" means Twist Merger Sub, Inc., a North Carolina corporation.

"Moody's" shall mean Moody's Investors Service, Inc. and its successors.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

"Non-Consenting Lender" has the meaning set forth in Section 11.05.

"Notes" means promissory notes of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to repay the Loans made to it pursuant to Article 2.

"Notice of Borrowing" has the meaning set forth in Section 2.02.

"Notice of Interest Rate Election" has the meaning set forth in Section 2.09(a).

"NYFRB" means the Federal Reserve Bank of New York.

"NYFRB Rate" means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Domestic Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Domestic Business Day, the term "NYFRB Rate" means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

"Other Taxes" has the meaning set forth in Section 8.04(a).

"Overnight Bank Funding Rate" means, for any day, the rate comprised of both overnight federal funds and overnight Euro-Dollar Borrowings by U.S.-managed banking offices of depositary institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Domestic Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

"Parent" means, with respect to any Lender, any Person controlling such Lender.

"Participant" has the meaning set forth in Section 11.06(b).

"Participant Register" has the meaning set forth in Section 11.06(f).

"Patriot Act" has the meaning set forth in Section 11.12.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group or (ii) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group.

"Platform" has the meaning assigned to such term in Section 5.01.

"Public Lender" has the meaning set forth in Section 5.01.

"Pricing Schedule" means the Pricing Schedule attached hereto.

"Prime Rate" means the rate of interest determined from time to time by Credit Suisse AG, Cayman Islands Branch in New York, New York, as its Prime Rate; each change in the Prime Rate shall be effective from and including the date such change is effective.

"Principal Property" means any manufacturing or processing plant or warehouse (a) located in the United States, (b) owned by the Company or any Subsidiary and (c) having a gross book value (including related land and improvements therein and all machinery and equipment included therein without deduction of any depreciation reserves) on the date as of which the determination is being made exceeding 2% of Consolidated Net Assets.

"Principal Subsidiary" means any Subsidiary which (a) owns a Principal Property, (b) owns Domestic Inventory and Domestic Receivables with a combined aggregate book value in excess of $30,000,000 or (c) owns (directly or indirectly) the stock of any Subsidiary which owns a Principal Property or has Domestic Inventory and Domestic Receivables with a combined aggregate book value in excess of $30,000,000.

"Quarterly Payment Dates" means each March 31, June 30, September 30 and December 31.

"Ratings Agency" means each of Moody's and S&P; provided, that if (i) the Company's 2015 Notes are outstanding at such time and either of Moody's or S&P ceases to rate such notes or fails to make a rating of the Company's 2015 Notes publicly available for reasons outside of the Company's control, or (ii) the Company's 2015 Notes are not outstanding at such time and either Moody's or S&P ceases to rate the Company's unsecured long-term indebtedness or, if no such indebtedness is outstanding, the Company's corporate or corporate family rating, then, in either case, the Company may appoint a replacement for such Ratings Agency that is a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended with respect to the Company's 2015 Notes.

"Register" has the meaning specified in Section 2.04(a).

"Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Related Person" means, with respect to an Indemnitee, such Indemnitee's controlled affiliates, successors and assigns of such Indemnitee and/or agents or representatives of such Indemnitee acting on such Indemnitee's instructions.

"Required Lenders" means at any time Lenders having more than 50% of the aggregate amount of the Credit Exposures at such time (exclusive in each case of the Credit Exposure(s) of Defaulting Lenders).

"Responsible Officer" means any (i) executive officer or Financial Officer of the Company or (ii) any other officer or similar official thereof responsible for administration of the obligations of the Company in respect of this Agreement.

"Restricted Agreement" means (i) any syndicated bank credit facility under which obligations in an amount in excess of $50,000,000 may be incurred or (ii) any agreement or instrument evidencing or governing debt securities issued in a capital markets transaction in an aggregate principal amount in excess of $100,000,000.

"S&P" means Standard & Poor's Financial Services LLC, a subsidiary of S&P Global Inc. and its successors.

"Sanctioned Country" means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union ("EU") or any EU member state, or Her Majesty's Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more or controlled by any such Person or Persons.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the EU or any EU member state or Her Majesty's Treasury of the United Kingdom.

"SEC" means the United States Securities and Exchange Commission.

"Solvent" means (a) after giving effect to the Transactions, the fair value and the present fair saleable value of any and all property of the Company and its Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of the Company and its Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability), (b) after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability), (c) after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis are otherwise "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances, (d) the Company and its Subsidiaries, on a consolidated basis do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature and (e) before and after giving effect to the Transactions, the Company and its Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would, on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.

"Specified Representations" means the representations and warranties of the Company set forth in Sections 4.01 (limited to corporate existence and power), 4.02(a) (limited to due execution, delivery and performance and due authorization), 4.02(b)(ii), 4.02(b)(iii) (solely in the case of 4.02(b)(iii) with respect to any debt instrument of the Company in a principal or committed amount in excess of $100,000,000), 4.03, 4.11 (limited to the final sentence thereof with respect to use of proceeds), 4.12, 4.13 and 4.14.

"Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

"Target" means Snyder's-Lance, Inc., a North Carolina corporation.

"Target Material Adverse Effect" means, with respect to the Target, any change, effect, event, violation, inaccuracy, state of facts, development, circumstance or occurrence (an "Event") that, individually or when taken together with all other Events, (i) has a material adverse effect on the results of operations, financial condition, business, properties, assets or liabilities of the Acquired Business, taken as a whole, or (ii) would or would reasonably be expected to prevent, materially delay or materially impair the ability of the Target to consummate the Merger or to perform any of its material obligations under the Acquisition Agreement without material delay; provided, however, that, in the case of clause (i), none of the following Events shall constitute or shall be taken into account in determining whether there is a Target Material Adverse Effect: (A) changes generally affecting the economy or political conditions or financial or securities markets or industries in which the Acquired Business operate, (B) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or any material worsening of such conditions threatened or existing as of the date of the Acquisition Agreement or natural disasters or other force majeure events, (C) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other changes, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or changes in Law or GAAP or other accounting standards (or, in each case in the interpretation thereof), (D) any failure by the Acquired Business to meet any published or internal projections, forecasts, predictions, estimates or expectations of the Target's or its Subsidiaries' past or projected revenue, earnings or other financial performance or results of operations for any period, in and of itself, (E) any Events to the extent attributable to the execution, announcement or pendency of the Acquisition Agreement or the anticipated consummation of the Transactions (including the identity of Parent or its Affiliates as the acquirer of the Target), or communication by Parent or its Affiliates with respect to the post-Closing conduct of the business or assets of the Acquired Business, (F) any decline in the market price or trading volume of the Target Common Stock, (G) any Events resulting from or arising out of any actions taken by the Target or any of its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand, as required by the Acquisition Agreement, or (H) any action or omission explicitly required under the Acquisition Agreement or any action taken or omitted to be taken at the specific request of the Buyer Parties or any omission caused by the failure of Parent to provide a consent under Section 4.2 of the Acquisition Agreement (other than any such consent with respect to which Parent has reasonably withheld such consent pursuant to and consistent with Section 4.2 of the Acquisition Agreement); provided, that, with respect to clauses (A), (B) or (C), Events resulting from any change, event, circumstance or development that has had or would reasonably be expected to have a disproportionate adverse effect on the Acquired Business shall be considered for purposes of determining whether a Target Material Adverse Effect has occurred or is reasonably likely to occur.  Capitalized terms used in this definition but not otherwise defined shall have the meaning assigned to such terms in the Acquisition Agreement as in effect on December 18, 2017.  Cross references in this definition refer to the respective sections of the Acquisition Agreement as in effect on December 18, 2017.

"Taxes" has the meaning set forth in Section 8.04(a).

"Term Loan Fee Letter" means that certain Fee Letter dated as of December 18, 2017 among the Company, Credit Suisse AG, Cayman Islands Branch and Credit Suisse Securities (USA) LLC.

"Termination Date" means the date the Commitments are terminated pursuant to Section 2.10.

"Ticking Fee Termination Date" means the earlier of (1) the borrowing of the Loans hereunder on the Closing Date and (2) the Termination Date.

"Transaction Costs" means fees and expenses incurred in connection with the Transactions.

"Transactions" means (a) the consummation of the Acquisition, (b) the execution, delivery and performance of this Agreement, including the funding of the Loans hereunder and the application of proceeds thereof, (c) the issuance of notes, if any, in lieu of the Bridge Facility and/or any other credit extension in connection with the Acquisition and (d) payment of the Transaction Costs.

"Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

"United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

"U.S. Tax Compliance Certificate" has the meaning set forth in Section 8.04(e).

"Voting Stock" means capital stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

SECTION 1.03.  Types of Borrowings.  The term "Borrowing" denotes the aggregation of Loans of one or more Lenders to be made to the Company pursuant to Article 2 on the same day, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period.  Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro‑Dollar Loans).

ARTICLE 2
The Facility

SECTION 2.01.  Commitments to Lend.  (a)  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a single Loan to the Company in Dollars on the Closing Date in an amount up to such Lender's Commitment.  Amounts repaid or prepaid in respect of the Loans may not be reborrowed.  The Commitments of each Lender shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender's Loan on such date.

SECTION 2.02.  Notice of Borrowing.  The Company shall give the Administrative Agent notice (a "Notice of Borrowing") (which shall not include any representations or other certifications) not later than 10:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the second Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(b) the aggregate amount of such Borrowing;

(c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the Euro-Dollar Rate; and

(d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

SECTION 2.03.  Notice to Lenders; Funding of Loans.  (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

(b) Not later than 3:00 P.M. (New York City time) on the date of each Borrowing, each Lender shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 11.01.  Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Company at the Administrative Agent's aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (or prior to 3:00 P.M. (New York City time) on the date of any Base Rate Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.04.  Registry; Notes.  (a) The Administrative Agent shall maintain a register (the "Register") in which it will record the Commitment of each Lender, each Loan made by each Lender and each repayment of any Loan.  Any such recordation by the Administrative Agent in the Register shall be conclusive, absent manifest error.  Each Lender shall record in its internal records the foregoing information as to its own Commitment and Loans.  Failure to make any such recordation, or any error in such recordation, shall not affect the Company's obligations hereunder in respect of the Loans.

(b) Each Lender may, by notice to the Company and the Administrative Agent, request (i) that its Loans to the Company be evidenced by a single Note payable to such Lender or its registered assigns in an amount equal to the aggregate unpaid principal amount of such Loans or (ii) that its Loans of a particular type to the Company be evidenced by a separate Note of the Company in an amount equal to the aggregate unpaid principal amount of such Loans.  Each such Note shall be in substantially the form of Exhibit A hereto with any appropriate modifications to reflect the fact that it evidences solely Loans of a particular type.  Each reference in this Agreement to the "Note" of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

SECTION 2.05.  Maturity of Loans.  Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

SECTION 2.06.  Interest Rates.  (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the applicable Base Rate Margin plus the Base Rate for such day.  Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Euro‑Dollar Loan, on the day such principal amount is so converted.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin as applicable to such Euro-Dollar Loan plus the Euro-Dollar Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) or (ii) in the case of any other amount payable hereunder, 2.0% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a).

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Company and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.07.  Fees.  (a)  The Company shall pay to the Administrative Agent, for the account of each Lender ratably, a ticking fee equal to 0.125% per annum times the actual daily amount of Commitments, subject to adjustment as provided in Section 2.21.  The ticking fee shall accrue commencing on February 16, 2018 through the Ticking Fee Termination Date.  The ticking fee shall be payable on the Ticking Fee Termination Date.

SECTION 2.08. Optional Termination or Reduction of Commitments.  The Company may, upon at least three Domestic Business Days' notice to the Administrative Agent, terminate the Commitments in whole or in part; provided that any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction shall be applied ratably to the Lenders' Commitments (or as between any Lenders that are affiliates, as they may otherwise agree).  The Administrative Agent shall give prompt notice to the Lenders of any such termination or reduction of the Commitments.

SECTION 2.09.  Method of Electing Interest Rates.  (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Company in the applicable Notice of Borrowing.  Thereafter, the Company may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8) as follows:

(i) if such Loans are Base Rate Loans, the Company may elect to convert such Loans to Euro‑Dollar Loans as of any Euro‑Dollar Business Day; and

(ii) if such Loans are Euro‑Dollar Loans, the Company may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro‑Dollar Loans for an additional Interest Period, subject to Section 2.13 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Administrative Agent not later than 10:00 A.M. (New York City time) on the third Euro‑Dollar Business Day before the conversion or continuation selected in such notice is to be effective.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $1,000,000.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro‑Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Company pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Company.  If the Company fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

SECTION 2.10.  Mandatory Termination of Commitments.  Unless previously terminated, the Commitments shall terminate in full on the earliest of (1) 11:59 p.m. (New York City time) on September 18, 2018, (2) the closing of the Acquisition without drawing on the Commitments, (3) the Closing Date (after giving effect to any Borrowing of Loans hereunder) and (4) the date on which the Acquisition Agreement is terminated or expires in accordance with the terms thereof. The Company shall deliver the Administrative Agent prompt written notice of any termination of Commitments pursuant to the prior sentence.

SECTION 2.11.  Optional Prepayments.  (a) Subject in the case of any Euro-Dollar Borrowing to Section 2.13, the Company may, upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Group of Base Rate Loans or upon at least three Euro-Dollar Business Days' notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied as directed by the Company.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share of such prepayment and such notice shall not thereafter be revocable by the Company.

SECTION 2.12.  General Provisions as to Payments.  (a) The Company shall make each payment of principal of, and interest on, the Loans and of fees hereunder not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 11.01.  The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.  Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Euro‑Dollar  Loans shall be due on a day which is not a Euro‑Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro‑Dollar Business Day unless such Euro‑Dollar  Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro‑Dollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due from the Company to the Lenders hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Company shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(b), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender's obligations to it under such Section until all such unsatisfied obligations are fully paid.

SECTION 2.13.  Funding Losses.  If the Company makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Company fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.09(c) or 2.11(b), the Company shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.14.  Computation of Interest and Fees.  Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees under this Article 2 shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.15.  Judgment Currency.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from the Company hereunder or under any of the Notes in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency at the Administrative Agent's New York office on the Domestic Business Day preceding that on which final judgment is given.  The obligations of the Company in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the Domestic Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase dollars with such other currency; if the amount of dollars so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in dollars, the Company agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of dollars so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.04, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Company.

SECTION 2.16.  [Reserved].

SECTION 2.17.  Regulation D Compensation.  Each Lender may require the Company to pay, contemporaneously with each payment of interest by the Company on the Euro-Dollar Loans of the Company, additional interest on the related Euro-Dollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Euro-Dollar Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable Euro-Dollar Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Company and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Company at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section 2.17.

"Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

SECTION 2.18.  [Reserved].

SECTION 2.19.  [Reserved].

SECTION 2.20.  [Reserved].

SECTION 2.21.  Defaulting Lenders.  (a) If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.07(a); and

(ii) the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.05).

(b) If any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts).

ARTICLE 3
Conditions

SECTION 3.01.  Effective Date.  This Agreement shall become effective on and as of the first date on which each of the following conditions precedent is satisfied (or waived in accordance with Section 11.05):

(a) the Administrative Agent shall have received, from each party listed on the signature pages hereof, either a counterpart hereof signed by such party or facsimile, electronic transmission, or other written confirmation satisfactory to the Administrative Agent confirming that such party has executed and delivered a counterpart hereof;

(b) the Administrative Agent shall have received all fees and invoiced expenses due and payable on or prior to the Effective Date under this Agreement or the Term Loan Fee Letter, including the reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder and under the Term Loan Fee Letter; provided, that, in the case of expenses, the Company has received a reasonably detailed summary of such expenses not less than two Domestic Business Days prior to the Effective Date;

(c) to the extent such documentation and information has been requested by the Lenders, the Lenders shall have received at least three Domestic Business Days prior to the Effective Date all documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act;

(d) the Administrative Agent shall have received copies, certified by the secretary, assistant secretary or an officer with similar responsibilities of the Company of its Board of Director's resolutions approving this Agreement and any other Loan Document to which the Company is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company;

(e) the Administrative Agent shall have received an incumbency certificate executed by the secretary, assistant secretary or an officer with similar responsibilities of the Company, which shall identify by name and title and bear the signature of the officers of the Company authorized to request a borrowing of Loans hereunder and sign this Agreement and the other Loan Documents to which the Company is becoming a party;

(f) the Administrative Agent shall have received opinions of counsel to the Company, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request; and

(g) the lead arranger under the Bridge Commitment Letter shall have received a notice from a Responsible Officer of the Company confirming that the Commitments and Loans provided for under this Agreement constitute a committed but unfunded term loan facility for the purposes of clause (c) under the heading "Mandatory Prepayments and Commitment Reductions" pursuant to the terms of the Bridge Commitment Letter.

SECTION 3.02.  Borrowing of Loans on the Closing Date.  The obligation of each Lender to make a Loan on the Closing Date is subject to the satisfaction of the following conditions (or waiver of such conditions in accordance with Section 11.05):

(a) the Effective Date shall have occurred;

(b) the Acquisition shall have been consummated substantially concurrently with the borrowing under this Agreement in accordance with the Acquisition Agreement on or prior to September 18, 2018, and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted by the Company, in any respect that is materially adverse to the Lenders or the Joint Lead Arrangers and Joint Bookrunners without the Joint Lead Arrangers' and Joint Bookrunners' prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any decrease in the purchase price shall not be materially adverse to the interests of the Lenders or the Joint Lead Arrangers and Joint Bookrunners so long as such decrease is allocated to reduce the commitments under the Bridge Facility and (b) any increase in the purchase price shall not be materially adverse to the Lenders or the Joint Lead Arrangers and Joint Bookrunners so long as such increase is not funded with third party debt for borrowed money);

(c) since December 31, 2016, no event or events or development or developments have occurred that would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect;

(d) the Administrative Agent shall have received (a) GAAP audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of each of Company and the Target for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (b) GAAP unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of  each of the Company and the Target for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 40 days before the Closing Date (and the corresponding period in the prior year); provided, that the financial statements required to be delivered by this paragraph 3 shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3;

(e) if, and to the extent required by Rule 3-05 and Article 11 of Regulation S-X, the Administrative Agent shall have received customary pro forma financial statements of the Company giving effect to the Transactions, regardless of the date when such pro forma financial statements are required to be filed with the SEC, meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3;

(f) the Administrative Agent shall have received a certificate dated as of the Closing Date and signed by a Responsible Officer of the Company, confirming that (i) the Acquisition Agreement Representations and the Specified Representations are true and correct in all material respects as of the Closing Date and (ii) the conditions precedent in Section 3.02(b) and (c) have been satisfied;

(g) no Event of Default shall have occurred (after giving pro forma effect to the Transactions) pursuant to Section 6.01(a)(ii) or Sections 6.01(e) or (f) (in each case, solely with respect to the Company);

(h) the Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit B; and

(i) the Administrative Agent and the Lenders shall have received (or shall simultaneously receive) all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to this Agreement or the Term Loan Fee Letter; provided, that, in the case of expenses, the Company has received a reasonably detailed summary of such expenses not less than two Domestic Business Days prior to the Closing Date.

SECTION 3.03.  Determinations under Sections 3.01 and 3.02.  For the purposes of determining whether the conditions precedent specified in Sections 3.01 and 3.02 have been satisfied, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consented to, approved by, acceptable to or satisfactory to the Lenders, unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date or the Closing Date, as applicable, specifying its objection thereto.

ARTICLE 4
Representations and Warranties of the Company

The Company represents and warrants on the Effective Date (other than with respect to Section 4.14) and on the Closing Date (after giving effect to the Transactions) that:

SECTION 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02.  Corporate and Governmental Authorization; No Contravention.  (a) The execution, delivery and performance by the Company of this Agreement and its Notes are within the corporate powers of the Company, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official.

(b) The execution, delivery and performance by the Company of this Agreement and any Notes issued hereunder do not contravene, or constitute a default under, (i) any provision of applicable law or regulation, (ii) the certificate of incorporation or by-laws of the Company or (iii) of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Principal Subsidiaries.

SECTION 4.03.  Binding Effect.  This Agreement constitutes a valid and binding agreement of the Company and each Note of the Company, when and if executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Company, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

SECTION 4.04.  Financial Information; No Material Adverse Change.  (a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of July 30, 2017 and the related consolidated statements of earnings, of shareowners' equity and of cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Company's 2017 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of October 29, 2017 and the related unaudited consolidated statements of earnings, of shareowners' equity and of cash flows for the fiscal quarter then ended, set forth in the Company's Latest Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period (subject to normal year-end adjustments).

(c) There has been no material adverse change in the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, since July 30, 2017.

SECTION 4.05.  Litigation.  Except for the matters disclosed in the Company's Latest Form 10-Q, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

SECTION 4.06.  Compliance with ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07.  Environmental Matters.  In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean‑up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off‑site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.08.  Taxes.  The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

SECTION 4.09.  Subsidiaries.  Each of the Company's Principal Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.10.  Full Disclosure.  All information heretofore furnished by the Company to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by the Company to the Administrative Agent or any Lender will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading; provided that any information provided with respect to the Acquired Business shall be subject to the Company's knowledge.

SECTION 4.11.  Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions (it being understood that, for purposes of the preceding clause only, the term Anti-Corruption Laws is limited to the U.S. Foreign Corrupt Practices Act, as amended, and the U.K. Bribery Act 2010), and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, the Company's and its Subsidiaries' respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate the Patriot Act, Anti-Corruption Laws or applicable Sanctions.

SECTION 4.12.  Investment Company Status.  Neither the Company nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.13.  Federal Reserve Regulations.  No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation U or Regulation X.

SECTION 4.14.  Solvency.  As of the Closing Date after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

ARTICLE 5
Covenants

Commencing on the Effective Date, the Company agrees that, so long as any Lender has any Credit Exposure hereunder:

SECTION 5.01.  Information.  The Company will deliver to the Administrative Agent, with a copy for each of the Lenders, which the Administrative Agent will forward to each Lender promptly:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, of shareowners' equity and of cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, reported on by independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statement of earnings for such quarter and the related consolidated statements of earnings and of cash flows for the portion of the Company's fiscal year ended at the end of such quarter;

(c) within five days after the chief financial officer, the treasurer or the chief accounting officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all annual reports to shareholders and proxy statements so mailed;

(e) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan (other than an event for which the 30-day notice period is waived), or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in endangered or critical status, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

(f) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 5.09 (to the extent that the financial covenant under Section 5.09 is required to be tested at such time); and

(g) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(d) above shall be deemed to have been delivered on the date on which such information has been posted on the Company's website on the Internet at the website address listed on the signature pages hereof, at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=16732&dateb=&owner=exclude&count=40 or at another website identified by the Company by notice to the Lenders and accessible by the Lenders without charge; provided that the Company shall deliver paper copies of the information referred to in Section 5.01(a), 5.01(b) or 5.01(d) to the Administrative Agent for any Lender which requests such delivery.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers and Joint Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on Syndtrak, IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material nonpublic information with respect to the Company and its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to any such Persons' securities.  The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) if requested by the Administrative Agent, all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Company shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners and the Lenders to treat such Borrower Materials as not containing any material nonpublic information (although it may be sensitive and proprietary) with respect to the Company or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent and the Joint Lead Arrangers and Joint Bookrunners shall treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information."  Notwithstanding the foregoing, the Company shall not be under any obligation to mark any Borrower Materials "PUBLIC."  The Company agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 5.01 and (iii) any compliance certificate delivered pursuant to Section 5.01(f) will, in each case, be deemed to be "public-side" Borrower Materials and may be made available to Public Lenders; provided, however, that to the extent the Company believes in good faith that any compliance certificate delivered pursuant to section 5.01(f) contains material nonpublic information, and the Company so advises the Administrative Agent in writing at the time of delivery of such certificate, such certificate shall not be deemed to be "public-side" Borrower Materials, but the Company shall promptly provide the Administrative Agent with a version of such certificate that redacts any portions thereof that contain material nonpublic information so that such redacted version may be "public-side" Borrower Material.

THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, REPRESENTATIVES, CONTROLLING PERSONS, MEMBERS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "AGENT PARTIES") OR THE COMPANY HAVE ANY LIABILITY TO ANY PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY'S OR THE AGENT PARTIES' TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON'S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

SECTION 5.02.  Maintenance of Property; Insurance.  (a) The Company will keep, and will cause each Principal Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Company will, and will cause each of its Principal Subsidiaries to, either (i) carry insurance (either in the name of the Company or in such Principal Subsidiary's own name) with financially sound and responsible insurance companies or (ii) maintain self-insurance, on all their respective properties, against at least such risks as (and subject to no greater risk retention than) are usually insured against in the same general area by similarly sized companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried or the self-insurance so maintained.

SECTION 5.03.  Conduct of Business and Maintenance of Existence.  The Company will preserve, renew and keep in full force and effect, and will cause each Principal Subsidiary to preserve, renew and keep in full force and effect their respective legal existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.03 shall prevent any Principal Subsidiary from merging into, consolidating with, or transferring all or substantially all of its assets to, the Company.

SECTION 5.04.  Compliance with Laws.  The Company will comply, and cause each Principal Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, ERISA and the Internal Revenue Code and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (ii) where the failure to so comply would not have a material adverse effect on the Company and its Consolidated Subsidiaries considered as a whole.  The Company will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions (it being understood that for purposes of the preceding clause only, the term Anti-Corruption Laws is limited to the requirements of the U.S. Foreign Corrupt Practices Act, as amended, and the U.K. Bribery Act 2010).

SECTION 5.05.  Mergers and Sales of Assets.  The Company will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person; provided that the Company may merge with another Person if (x) the Company is the corporation surviving such merger and (y) after giving effect to such merger, no Event of Default shall have occurred and be continuing.

SECTION 5.06.  Negative Pledge.  Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on (a) any Principal Property, (b) the shares of capital stock or Debt of any Principal Subsidiary or (c) any Domestic Inventory or Domestic Receivables, without securing the principal of and interest on the Loans and all fees and other amounts payable hereunder equally and ratably with (or, at the Company's option, prior to) the other obligations secured by such Lien; provided that this Section 5.06 shall not apply to the following Liens, and the obligations secured thereby shall be excluded from any computation under this Section 5.06:

(i) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $150,000,000 (excluding obligations of the Company under capitalized leases);

(ii) any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary and not created in contemplation of such event;

(iii) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition, construction or improvement thereof;

(iv) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;

(v) any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(vi) Liens on Domestic Inventory and Domestic Receivables with an aggregate book value not in excess of $250,000,000;

(vii) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing provisions of this Section 5.06; provided that such Debt is not increased and is not secured by any additional assets;

(viii) Liens which (1) do not secure Debt, (2) do not secure any single obligation in an amount exceeding $500,000,000 and (3) do not in the aggregate materially detract from the value of the assets of, or materially impair the use thereof in the operation of the business of, the Company and its Consolidated Subsidiaries taken as a whole;

(ix) any Lien in favor of the Company or any Lien created by a Subsidiary in favor of another Subsidiary; and

(x) any other Lien; provided that the aggregate amount secured by all Liens excluded pursuant to this clause (x) shall not exceed 10% of Consolidated Net Assets.

SECTION 5.07.  Use of Proceeds.

(a) The proceeds of the Loans made under this Agreement will be used by the Company to pay a portion of the Acquisition Consideration and related Transaction Costs.  None of such proceeds will be used in violation of any applicable law or regulation (including without limitation Regulation U or Regulation X).

(b) The Company will not request any Borrowing, and the Company shall not use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.08.  Most Favored Lender.  The Company will not and will not permit any Subsidiary to (a) enter into any Restricted Agreement or (b) agree to any amendment, waiver, consent, modification, refunding, refinancing or replacement of any Restricted Agreement, in either case, with terms the effect of which is to (i) include a Covenant which imposes a restriction, limitation or obligation in favor of another lender not imposed in favor of the Lenders by this Agreement, or (ii) revise or alter any Covenant contained therein the effect of which is to impose a restriction, limitation or obligation in favor of another lender not imposed in favor of the Lenders by this Agreement, unless the Company or such Subsidiary, as the case may be, within ten Domestic Business Days (x) notifies the Lenders and the Administrative Agent thereof and (y) incorporates herein such additional Covenant.  If the Administrative Agent at the time so elects by notice to the Company and the Lenders, the incorporation of each such additional Covenant shall be deemed to occur automatically without any further action or the execution of any additional document by any of the parties to this Agreement.  If the Administrative Agent does not elect to effect such an automatic incorporation, the Administrative Agent shall promptly tender to the Company for execution by it an amendment (executed by the Administrative Agent) incorporating such additional Covenant and shall promptly deliver a copy of such amendment to the Lenders.

SECTION 5.09.  Financial Covenant.  Beginning on the last day of the first full fiscal quarter ending after the Closing Date and on the last day of each fiscal quarter ending thereafter if both (a) the Company's Public Rating is less than BBB+ from S&P and Baa1 from Moody's and (b) there are Loans outstanding in an aggregate principal amount in excess of $500,000,000, then the Company will not permit the Consolidated Leverage Ratio for the four consecutive fiscal quarter period ending as of such date to exceed (i) for the last day of each fiscal quarter ending on or prior to April 30, 2020, 5.75:1.00 and (ii) thereafter, 5.25:1.00.

ARTICLE 6
Defaults

SECTION 6.01.  Events of Default.  If one or more of the following events ("Events of Default") shall occur and be continuing:

(a) the Company shall (i) fail to pay when due any principal of any Loan or (ii) fail to pay, within 5 days of the date when due, any interest on any Loan or any fee or other amount payable hereunder;

(b) the Company shall fail to observe or perform any covenant contained in Section 5.01(c), 5.05, 5.06, 5.08 or 5.09;

(c) the Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Company by the Administrative Agent at the request of any Lender;

(d) any representation, warranty, certification or statement made by the Company in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(e) (i) the Company or any Principal Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) a Canadian Insolvency Event shall have occurred;

(f) an involuntary case or other proceeding shall be commenced against the Company or any Principal Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Principal Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(g) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing other than for, or with respect to, a standard termination under Section 4041(b) of ERISA that would not have a material adverse effect on the Company and its Consolidated Subsidiaries considered as a whole; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000;

(h) a judgment or order for the payment of money in excess of $200,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 45 days;

(i) [reserved];

(j) (i) acceleration of the maturity of any Material Debt or (ii)  the Company or any Subsidiary obligated with respect thereto shall fail to pay the principal amount of any Material Debt within three days of the date when due; or

(k) a Change of Control Triggering Event shall have occurred.

then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% of the aggregate principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the case of any of the Events of Default specified in clause (e) or (f) above with respect to the Company, without any notice to the Company or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

From the date hereof to and including the earlier of the Termination Date and the funding of the Loans on the Closing Date, and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding the Specified Representations and Acquisition Agreement Representations constituting conditions under Section 3.02(f)) was incorrect, (ii) any failure by the Company to comply with the provisions of Article 5 (excluding compliance on the Closing Date with the provisions of Article 5 that are conditions to the Closing Date under Section 3.02), (iii) any provision to the contrary in this Agreement or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled (unless an Event of Default under Section 6.01(a) (solely with respect to fees), 6.01(e) or 6.01(f) (in each case, solely with respect to the Company) shall have occurred and is continuing) to: (a) cancel any of its Commitments, (b) rescind, terminate or cancel this Agreement or any of its Commitments or exercise any right or remedy hereunder, to the extent to do so would prevent, limit or delay the making of its Loan, (c) refuse to participate in making its Loan or (d) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan; provided that the conditions set forth in Section 3.02 are satisfied. Furthermore, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any condition set forth Section 3.02 is not satisfied on the Closing Date and (b) from the Closing Date after giving effect to the funding of the Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

SECTION 6.02.  Notice of Default.  The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE 7
The Administrative Agent

SECTION 7.01.  Appointment and Authorization.  Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02.  Administrative Agent and Affiliates.  Credit Suisse AG, Cayman Islands Branch shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Credit Suisse AG, Cayman Islands Branch and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not the Administrative Agent.

SECTION 7.03.  Action by Administrative Agent.  The obligations of the Administrative Agent hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent.

SECTION 7.04.  Consultation with Experts.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.05.  Liability of Administrative Agent.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such other combination of Lenders as may be specified herein with respect to the taking of any particular action) or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.06.  Indemnification.  Each Lender shall, ratably in accordance with its Credit Exposure, indemnify the Administrative Agent, its affiliates and the directors, officers, agents and employees of the foregoing (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

SECTION 7.07.  Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.08.  Successor Administrative Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $50,000,000.  If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Company shall have the right to appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $50,000,000.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.09.  Administrative Agent's Fee.  The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

SECTION 7.10.  Joint Lead Arrangers and Joint Bookrunners.  Nothing in this Agreement or in any Note shall impose upon any Joint Lead Arranger or Joint Bookrunner, in its capacity as such, any duty or responsibility whatsoever.

ARTICLE 8
Change in Circumstances

SECTION 8.01.  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:

(a) the Administrative Agent determines that adequate and fair means do not exist for determining the Euro-Dollar Rate for such Interest Period, or

(b) the Required Lenders advise the Administrative Agent that the Euro-Dollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto.  Unless the Company notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.02.  Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender (or its Euro‑Dollar Lending Office) to make, maintain or fund its Euro‑Dollar Loans to the Company and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro‑Dollar Loans to the Company, or to convert outstanding Loans to the Company into Euro-Dollar Loans, shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro‑Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  If such notice is given, each Euro-Dollar Loan of such Lender then outstanding to the Company shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii)  immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

SECTION 8.03.  Increased Cost and Reduced Return.  (a)  If any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall subject any Lender to any taxes (other than any taxes indemnified under Section 8.04 or excluded in the definition of Taxes) on its Loans, loan principal, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable or allocated thereto, or impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan (or, in the case of a Change in Law with respect to taxes, any Loan) or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.

SECTION 8.04.  Taxes.  (a) For the purposes of this Section 8.04, the following terms have the following meanings:

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Company pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located, (ii) in the case of each Lender, any United States withholding tax imposed on such payments, but only up to the rate (if any) at which United States withholding tax would apply to such payments to such Lender at the time such Lender first becomes a party to this Agreement and (iii) any United States withholding tax imposed under FATCA.

"Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, performance, enforcement or delivery of, or otherwise with respect to, this Agreement or any Note.

(b) Any and all payments by or on account of any obligation of the Company to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes, except as required by applicable law.  If the Company or the Administrative Agent shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable by the Company shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or the Administrative Agent, as applicable, shall make such deductions, (iii) the Company or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the withholding agent is the Company, the Company shall promptly furnish to the Administrative Agent, at its address referred to in Section 11.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) The Company shall timely pay to the relevant taxation authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Company agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent with Internal Revenue Service form W-8BEN or W-8BEN-E (together with, in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate")), W-8IMY (accompanied by form W-8ECI, form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, form W-9, and/or other certification documents from each beneficial owner, as applicable) or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service.

(f) For any period with respect to which a Lender has failed to provide the Company or the Administrative Agent with the appropriate form pursuant to Section 8.04(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(b) or (d) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If a payment made to a Lender under this Agreement or any Note would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this Section 8.04(g), "FATCA" shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(h) If the Company is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

(i) Each Lender shall severally indemnify the Administrative Agent for any Taxes and Other Taxes (but only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes and Other Taxes and without limiting the obligation, if any, of the Company to do so) or any taxes excluded from the definition of "Taxes", in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto.  This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(j) Each party's obligations under this Section 8.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

SECTION 8.05.  Base Rate Loans Substituted for Affected Euro-Dollar Rate.  If (i) the obligation of any Lender to make, or convert outstanding Loans to, Euro‑Dollar Loans to the Company has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Company shall, by at least five Euro‑Dollar Business Days' prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans to the Company which would otherwise be made by such Lender as (or continued as or converted into) Euro‑Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders).  If such Lender notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro‑Dollar Loans of the other Lenders.

ARTICLE 9
[Reserved]

ARTICLE 10
[Reserved]

ARTICLE 11
Miscellaneous

SECTION 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: in the case of the Company or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company.  Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section 11.01; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

SECTION 11.02.  No Waivers.  No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.03.  Expenses; Indemnification.  (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Lender, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify the Administrative Agent, each Joint Lead Arranger and Joint Bookrunner, and each Lender, their respective affiliates and their respective officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel which shall be reimbursed within 30 days after receipt of a reasonably detailed written invoice therefor (together with, if reasonably requested, documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket expenses (including legal expenses of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)) incurred in connection with investigating or defending any of the foregoing; provided that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee's (or any Related Person of such Indemnitee's) own gross negligence, bad faith or willful misconduct (ii) a material breach of the obligations of any Indemnitee or any Related Person thereof hereunder or (iii) any claim, litigation, investigation or proceeding between or among Indemnitees or their Related Persons other than a Joint Lead Arranger or Joint Bookrunner or the Administrative Agent in its capacity as such (except to the extent involving any act or omission by the Company or any of its affiliates), in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c) Notwithstanding any other provision of this Agreement, no party hereto, the Target, any Indemnified Person or any affiliates of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to this Agreement, the Term Loan Fee Letter and the Transactions; provided that the foregoing shall not limit the Company's indemnification obligation with respect to losses, claims, damages and liabilities as set forth in this Section 11.03.

(d) Notwithstanding any other provision of this Agreement, no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the bad faith, gross negligence or willful misconduct of such party or any of its Related Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) The Company shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding and (ii) does not include any statement as to any admission or fault, culpability, wrong-doing or a failure to act by or on behalf of such Indemnified Person.

(f) The Company shall not be liable for any settlement of any claim, litigation, investigation or proceeding effected without the Company's prior written consent (which prior written consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company's written consent, the Company agrees to indemnify and hold harmless each Indemnified Person in accordance with the other provisions of this Section 11.03.

(g) Notwithstanding the foregoing paragraphs in this Section 11.03, each Indemnified Person shall be obligated to refund or return any and all amounts paid the Company under the paragraph (f) above to such Indemnified Person for any losses, claims, damages, liabilities or expenses to the extent such Indemnified Person is found in a final judgment by a court of competent jurisdiction to not be entitled to payment of such amounts in accordance with the terms hereof.

SECTION 11.04.  Sharing of Set-offs.  (a) Each Lender agrees that if it shall, by exercising any right of set‑off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest due with respect to the Loans held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 11.04(a) shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness hereunder.

(b) The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan to the Company, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

SECTION 11.05.  Amendments and Waivers.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by it); provided that no such amendment or waiver shall unless signed by each affected Lender, (i) increase the Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for the termination of any Commitment or (iv) amend or modify the pro rata requirements of Section 2.12 or Section 11.04; provided, further that, no such amendment or waiver shall, unless signed by all the Lenders (other than any Defaulting Lender unless such Defaulting Lender is disproportionately adversely affected by such change) change the percentage of the Credit Exposures which shall be required for the Lenders or any of them to take any action under this Section 11.05 or any other provision of this Agreement; provided that (i) [reserved] and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Company and the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) any date fixed by this Agreement or any other Loan Document for the payment (excluding mandatory prepayments) of principal or interest due to a Defaulting Lender may not be postponed without (A) the consent of such Defaulting Lender and (B) in connection with the extension of payments of principal or interest which impact all Lenders, the consent of all other Lenders entitled to vote, (iii) the principal of, and the rate of interest specified herein on, any Loan due to a Defaulting Lender may not be reduced without (A) the consent of such Defaulting Lender and (B) in connection with a reduction of the rate of interest specified herein on any Loan which impacts all Lenders, the consent of all other Lenders entitled to vote or (iv) this last sentence of Section 11.05 shall not be amended without the consent of any Lender that is a Defaulting Lender at the time of such amendment.

Notwithstanding anything to the contrary herein, if the Administrative Agent and the Company have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error, omission or any other error or omission of a technical nature, in each case, in any provision of any Loan Document, the Company and the Administrative Agent shall be permitted to effect amendments to this Agreement or any other Loan Document, as applicable, solely to address such matter and such amendment shall become effective without the consent of any other party to this Agreement so long as, in each case, the Lenders shall have received at least ten (10) Domestic Business Days' prior written notice thereof and the Administrative Agent shall not have received, within ten (10) Domestic Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

If, in connection with any proposed amendment, waiver or consent  requiring the consent of "each Lender" or "each Lender directly affected thereby," the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a "Non-Consenting Lender"), then the Company may elect to (x) terminate the Loans of such Non-Consenting Lender and repay all obligations of the Company owing to such Non-Consenting Lender relating to the Loans held by such Non-Consenting Lender and all accrued fees and interests owing to such Non-Consenting Lender hereunder as of such termination date or (y) replace such Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Loans and other obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 11.06(c), and (ii) the Company shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 8.03 and 8.04, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.13 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 11.06.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b) Any Lender may, without the consent of the Company, the Administrative Agent or any other Person, at any time grant to one or more Lenders or other institutions (other than the Company or any Affiliate of the Company) (each a "Participant") participating interests in its Commitment or any or all of its Loans.  In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 11.05(a) without the consent of the Participant.  The Company agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest.  An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Lender may at any time assign to one or more banks or other financial institutions other than a Defaulting Lender, the Company or any Affiliate of the Company (each a "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consents) of all, of its rights and obligations under this Agreement and its Notes with respect to Loans, and each such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Administrative Agent and (so long as at the time no Event of Default exists) the Company, which consent will not be unreasonably withheld or delayed; provided that (i) after the Closing Date, no such consent of the Company shall be required if such Assignee is an affiliate of such transferor Lender, a Lender prior to such assignment or an Approved Fund, (ii) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Domestic Business Days after having received notice thereof and (iii) if such Assignee is a Lender prior to such assignment, the assignment may be in an amount less than $5,000,000. Upon execution and delivery of such instrument and payment by such an Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.  Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Company shall make appropriate arrangements so that, if required, new Notes are issued to the relevant Assignee to evidence its Loans.  In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.  If the relevant Assignee is not incorporated under the laws of the United States or a state thereof, it shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d) Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank or other central bank having jurisdiction over it.  No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations hereunder (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.07.  [Reserved].

SECTION 11.08.  Collateral.  Each of the Lenders represents to the Administrative Agent and the other Lenders that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 11.09.  Governing Law; Submission to Jurisdiction.  This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York; provided, however, that (a) the interpretation of the definition of "Target Material Adverse Effect (and whether or not a Target Material Adverse Effect has occurred or would reasonably be expected to occur), (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a condition precedent to the Company's (or its affiliates') obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such jurisdiction without giving effect to any choice or conflict of laws provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.  The Company hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State or Federal court located in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Company at its address specified on signature page hereof.  A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing herein will affect the right of any Lender Party to serve legal process in any other manner permitted by law or affect any Lender Party's right to bring any suit, action or proceeding against the Company or its property in the courts of other jurisdictions.

SECTION 11.10.  Counterparts; Integration.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 11.11.  WAIVER OF JURY TRIAL.  EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.12.  USA Patriot Act.  Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

SECTION 11.13.  No Fiduciary Duty; Obligations Several.  The Company agrees that in connection with all aspects of the Loans contemplated by this Agreement and any communications in connection therewith, the Company and its Subsidiaries, on the one hand, and the Administrative Agent, the Lenders and their respective affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, any Lender or their respective affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

SECTION 11.14.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAMPBELL SOUP COMPANY

By:	/s/ Ashok Madhavan

Name: Ashok Madhavan
Title: Vice President and Treasurer

Address: Campbell Place Camden, NJ 08103-1799
Facsimile: (856) 342-4807
Website: www.campbellsoupcompany.com
Taxpayer Identification Number: 21-0419870

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

Address:	Eleven Madison Aveneu, 9th Floor New York, NY 10010
Attn:	Agency Manager
Email:	agency.loanops@credit-suisse.com

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

Address:	Eleven Madison Avenue, 9th Floor New York, NY 10010
Attn:	Agency Manager
Email:	agency.loanops@credit-suisse.com

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Christopher Day
Name: Christopher Day
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

CITIBANK, N.A., as a Lender

/s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

/s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Managing Director

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

The Bank of Tokyo Mitsubishi UFJ, Ltd., as a Lender

/s/ Charles Shaw
Name: Charles Shaw
Title: Authorized Signatory

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

Barclays Bank PLC, as a Lender

/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

BNP Paribas, as a Lender

/s/ David L. Berger
Name: David L. Berger
Title: Director

/s/ Andrew Shapiro
Name: Andrew Shapiro
Title: Managing Director

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

Coöperative Rabobank U.A., New York Branch, as a Lender

/s/ Michael LaHaie
Name: Michael LaHaie
Title: Executive Director
[for Lenders requiring two signature blocks]

By:	/s/ Jennifer Smith
Name: Jennifer Smith
Title: Vice President

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

BMO HARRIS BANK N.A., as a Lender

/s/ Jason Deegan
Name: Jason Deegan
Title: Vice President

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

/s/ Daniel Blakely
Name: Daniel Blakely
Title: Associate

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

PNC NATIONAL BANK ASSOCIATION, as a Lender

/s/ Denise DiSimone
Name: Denise DiSimone
Title: Senior Vice President

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

Wells Fargo Bank, National Association, as a Lender

/s/ Beth Rue
Beth Rue
Director

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

Manufacturers and Traders Trust Company, as a Lender

/s/ Keith A. Mummert
Name: Keith A. Mummert
Title: Vice President

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

CoBank, ACB as a Lender

/s/ Patrick Sauer
Name: Patrick Sauer
Title: Vice President

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

/s/ Nikhil Madhok
Name: Nikhil Madhok
Title: Authorized Signatory

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

JPMorgan Chase Bank, N.A., as a Lender

/s/ Tony Yung
Name: Tony Yung
Title: Executive Director

[Signature Page to Campbell Soup Three Year Term Loan Credit Agreement]

COMMITMENT SCHEDULE (in US$)

Lender	Commitment
Credit Suisse AG, Cayman Islands Branch	$133,000,000.00
Bank of America, N.A.	$133,000,000.00
PNC Bank, National Association	$133,000,000.00
Barclays Bank PLC	$95,000,000.00
BNP Paribas	$95,000,000.00
Citibank, N.A.	$95,000,000.00
JPMorgan Chase Bank, N.A.	$95,000,000.00
Sumitomo Mitsui Banking Corporation	$75,000,000.00
CoBank, ACB	$70,000,000.00
BMO Harris Bank N.A.	$50,000,000.00
Coöperative Rabobank U.A., New York Branch	$50,000,000.00
Wells Fargo Bank, National Association	$50,000,000.00
Manufacturers and Traders Trust Company	$50,000,000.00
Royal Bank of Canada	$40,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$36,000,000.00
Total:	$1,200,000,000.00

PRICING SCHEDULE

Each of "Base Rate Margin" and "Euro-Dollar Margin" means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level that applies on such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Base Rate Margin	0.000%	0.000%	0.000%	0.125%	0.375%
Euro-Dollar Margin	0.750%	0.875%	1.000%	1.125%	1.375%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

"Level I Pricing" applies on any day on which the Company's long-term debt is rated A or higher by S&P or A2 or higher by Moody's.

"Level II Pricing" applies on any day on which (i) the Company's long-term debt is rated A- or higher by S&P or A3 or higher by Moody's and (ii) no better Pricing Level applies.

"Level III Pricing" applies on any day on which (i) the Company's long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody's and (ii) no better Pricing Level applies.

"Level IV Pricing" applies on any day on which (i) the Company's long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody's and (ii) no better Pricing Level applies.

"Level V Pricing" applies on any day on which (i) the Company's long-term debt is rated BBB- or lower by S&P or Baa3 or lower by Moody's and (ii) no better Pricing Level applies.

"Pricing Level" refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies on any day.  A "better" Pricing Level is one with a lower roman numeral.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

If the Company has split ratings from Moody's and S&P, pricing will be based on the higher of the two ratings; provided that if the split is more than one full rating category, the rating one notch below the higher rating shall be used.

EXHIBIT A

NOTE

New York, New York
_____________, 20__

For value received, Campbell Soup Company, a New Jersey corporation (the "Company"), promises to pay to ______________________ (the "Lender") or its registered assigns, the unpaid principal amount of each Loan made by the Lender to the Company pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement.  The Company promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Credit Suisse AG, 11 Madison Avenue, New York, New York 10010.

All Loans made by the Lender to the Company, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Three-Year Term Loan Credit Agreement dated as of December 29, 2017, among the Company, the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement").  Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Credit Agreement..  Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

CAMPBELL SOUP COMPANY
By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Note]

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

EXHIBIT B

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate ("Certificate") of Campbell Soup Company, a New Jersey corporation (the "Company"), and its Subsidiaries is delivered pursuant to Section 3.02(h) of the Three-Year Term Loan Credit Agreement, dated as of December 29, 2017 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the Company, the Lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [__], the duly elected, qualified and acting [__] of the Company, DO HEREBY CERTIFY, in that capacity only and not in my individual capacity (and without personal liability), as follows:

1. I have reviewed the Credit Agreement and the other Loan Documents referred to therein (collectively, the "Transaction Documents") and have made such investigation as I have deemed necessary to enable me to express a reasonably informed opinion as to the matters referred to herein.

2. As of the date hereof, after giving effect to the Transactions, the fair value and the present fair saleable value of any and all property of the Company and its Subsidiaries, on a consolidated basis, is greater than the probable liability on existing debts of the Company and its Subsidiaries, on a consolidated basis, as they become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).

3. As of the date hereof, after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis are able to pay their debts (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability).

4. As of the date hereof, after giving effect to the Transactions, the Company and its Subsidiaries, on a consolidated basis are otherwise "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5. The Company and its Subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts that would be beyond their ability to pay as such debts mature.

6. As of the date hereof, before and after giving effect to the Transactions, the Company and its Subsidiaries are not engaged in businesses or transactions, nor about to engage in businesses or transactions, for which any property remaining would, on a consolidated basis, constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which they are engaged.

7. For the purpose of the foregoing, I have assumed there is no default under the Credit Agreement on the date hereof and will be no default under the Credit Agreement after giving effect to the funding under the Credit Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date first written above.

CAMPBELL SOUP COMPANY

By:
Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of __________ __, 20_ between <NAME OF ASSIGNOR> (the "Assignor") and <NAME OF ASSIGNEE> (the "Assignee").

WHEREAS, this Assignment and Assumption Agreement (this "Agreement") relates to the Three-Year Term Loan Credit Agreement dated as of December 29, 2017, among Campbell Soup Company, the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement");

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Company in an aggregate principal amount at any time outstanding not to exceed $__________;

WHEREAS, Loans made to the Company by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights and obligations of the Assignor as a Lender under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2.  Assignment.  The Assignor hereby assigns and sells to the Assignee all of the rights and obligations of the Assignor as a Lender under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof.  Upon the execution and delivery hereof by the Assignor and the Assignee [and the Company] and the payment of the amounts specified in Section 3 required to be paid on the date hereof the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.  The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3.  Payments.  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in federal funds the amount heretofore agreed between them.1  It is understood that ticking fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee.  Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

SECTION 4.  Consents.2  This Agreement is conditioned upon the consent of [the Company and] the Administrative Agent pursuant to Section 11.06(c) of the Credit Agreement.  The execution of this Agreement by each of them is evidence of their consent.  Pursuant to Section 11.06(c), the Company agrees, if so requested by the Assignee, to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

SECTION 5.  Non-Reliance on Assignor.  The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of any Borrower, or the validity and enforceability of the obligations of any Borrower in respect of the Credit Agreement or any Note.  The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers.  The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned and such interest is free and clear of any lien or adverse claim.

SECTION 6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 8.  Administrative Questionnaire.  Attached is an Administrative Questionnaire duly completed by the Assignee.

[Remainder of page intentionally left blank]

1 Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee.  It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

2 With respect to assignments of Commitments prior to the Closing Date, no consent of the Company shall be required for an assignment to a Permitted Assignee or a Lender and after the Closing Date, no such consent of the Company shall be required if such Assignee is an affiliate of such transferor Lender, a Lender prior to such assignment or an Approved Fund.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

<NAME OF ASSIGNOR>
By:
Name:
Title:

<NAME OF ASSIGNEE>
By:
Name:
Title:

The undersigned hereby consent to the foregoing assignment.

[CAMPBELL SOUP COMPANY
By:
Name:
Title: ]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent
By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]